Location/Identification

MINFILE Number: 104B 008

National Mineral Inventory Number: 104B9 Au1

Name(s): **ESKAY CREEK**

MACKAY, ESKAY, EMMA, KAY, TOK, SIB, UNUK, VERNA D., 21 (A,B,C), NEX, HANGINGWALL, HW, 109, PUMPHOUSE

Status:	Past Producer	**Mining Division:**	Skeena
Mining Method	Underground	**Electoral District:**	Bulkley Valley-Stikine
Regions:	British Columbia	**Forest District:**	Skeena Stikine Forest District
BCGS Map:	104B068		
NTS Map:	104B09W	**UTM Zone:**	09 (NAD 83)
Latitude:	56 39 14 N	**Northing:**	6279772
Longitude:	130 25 44 W	**Easting:**	412397
Elevation:	1600 metres		
Location Accuracy:	Within 500M		

Comments: 21 zone, approximately 84 kilometres north-northwest of Stewart and 4 kilometres east of Tom Mackay Lake on the Prout Plateau between the Unuk and Iskut rivers.

Mineral Occurrence

Commodities: Gold, Silver, Zinc, Copper, Lead

Minerals

Significant: Sphalerite, Tetrahedrite, Boulangerite, Bournonite, Galena, Pyrite, Stibnite, Realgar, Orpiment, Electrum, Gold, Silver, Chalcopyrite, Aktashite, Wurtzite, Arsenopyrite

Alteration: Chlorite, Muscovite, Silica, Quartz, Calcite, Dolomite, Pyrobitumen, Barite

Alteration Comments: Also gypsum and potassium feldspar.

Alteration Type: Chloritic, Sericitic, Silicific'n, Carbonate

Mineralization Age: Lower Jurassic

Dating Method: Lead/Lead **Material Dated:** Galena

Deposit

Character: Stratabound, Massive, Disseminated, Stockwork

Classification: Volcanogenic, Hydrothermal, Epithermal

Type: G07: Subaqueous hot spring Ag-Au, G06: Noranda/Kuroko massive sulphide Cu-Pb-Zn

Shape: Tabular **Modifier:** Faulted, Sheared

Dimension: 1400x250x5 metres

Comments: 21 zone; 5 to 45 metres thick. Age date of mineralization from Exploration in British Columbia 1989.

Host Rock

Dominant Host Rock: Sedimentary

Stratigraphic Age	**Group**	**Formation**	**Igneous/Metamorphic/Other**
Jurassic	Hazelton	Salmon River	----
Lower Jurassic	Hazelton	Mount Dilworth	----

Isotopic Age	**Dating Method**	**Material Dated**
---	---	---
---	---	---

Lithology: Carbonaceous Mudstone, Rhyolite Mudstone Breccia, Rhyolite Breccia, Andesite Flow, Rhyolite, Andesite, Tuffaceous Mudstone, Pillow Basalt

Geological Setting

Tectonic Belt: Intermontane **Physiographic Area:** Boundary Ranges

Terrane: Stikine

Grade: Greenschist

Comments: Lower greenschist facies. Lower greenschist facies.

Inventory

Ore Zone: ESKAY CREEK **Year:** 2007

Category: Proven **Report On:** N

Quantity: 31,750 tonnes **NI 43-101:** N

Commodity	Grade
Silver	877.72 grams per tonne
Gold	15.67 grams per tonne

Comments: Proven reserves as of December 31, 2007.

Reference: Barrick Gold Corporation Annual Information Form 2007, dated March 27, 2008. (www.sedar.com)

Ore Zone: ESKAY CREEK **Year:** 2002

Category: Combined **Report On:** Y

Quantity: 1,299,995 tonnes **NI 43-101:** N

Commodity	Grade
Gold	34.2200 grams per tonne

Comments: Proven and probable reserves as of December 29, 2002. Silver grades not reported.

Reference: http://www.barrick.com/, December 29, 2003.

Ore Zone: ESKAY CREEK **Year:** 2002

Category: Inferred **Report On:** Y

Quantity: 435,448 tonnes **NI 43-101:** N

Commodity	Grade
Gold	15.1500 grams per tonne

Comments: Uncertain whether the resource is inferred, indicated or measured.

Reference: http://www.barrick.com/, December 29, 2003.

Summary Production

		Metric		Imperial	
	Mined:	2,180,363	tonnes	2,403,438	tons
	Milled:	2,053,496	tonnes	2,263,591	tons
Recovery	Silver	4,942,022,139	grams	158,889,701	ounces
	Gold	101,654,828	grams	3,268,279	ounces
	Zinc	1,051	kilograms	2,317	pounds
	Lead	441	kilograms	972	pounds

Capsule Geology

The Eskay Creek deposits lie in the centre of the Iskut- Sulphurets gold camp in the Unuk River valley. Bedrock in the Unuk map area consists of a thick (more than 5000 metres) succession of Upper Triassic to Middle Jurassic volcano-sedimentary arc-complex lithologies (Stuhini and Hazelton groups) underlain by Permian and older arc and shelf sequences (Stikine Assemblage) and overlain by Middle and Upper Jurassic marine-basin sediments (Bowser Lake Group). Rocks have been folded, faulted and weakly metamorphosed, mainly during Cretaceous time. Dioritic to granitic

rocks that crop out east and west of the Prout Plateau represent at least four intrusive episodes spanning Triassic to Tertiary time. Remnants of Pleistocene to Recent basaltic eruptions are preserved locally (Exploration in British Columbia 1989).

The Eskay Creek deposits area is underlain by a northwest-facing sequence of interbedded volcaniclastic rocks, flows and sediments of the Lower-Middle Jurassic Hazelton Group. Strata strike north- northeasterly and dip moderately to the northwest. The presence of fossils, pillow lavas and hyaloclastites suggests that many of the rocks were deposited in a subaqueous environment.

An 1100-metre section straddling Eskay Creek is divided into 6 lithostratigraphic sequences, from oldest to youngest: (1) lower volcano-sedimentary unit: inferred basement to the footwall dacite unit including the oldest rocks on the property; (2) footwall dacite unit: dacite lapilli, crystal and lithic tuffs interbedded with black mudstone and waterlain tuff (includes the "datum dacite" member; (3) rhyolite unit: rhyolite breccia and tuff; minor mudstone; (4) contact unit: basal rhyolite-mudstone breccia ("transition zone") grading upwards into carbonaceous mudstone; (5) hanging. wall andesite unit: pillowed andesite flows and breccias with thin carbonaceous mudstone interbeds; and (6) upper sedimentary unit: thin-bedded siltstone and fine sandstone with minor arenite-conglomerate beds.

The lower volcano-sedimentary unit is of unknown thickness and consists of mixed andesitic to dacitic volcaniclastic rocks and immature fine to medium grained sedimentary rocks. This unit is correlated with the Lower Jurassic Betty Creek Formation (Hazelton Group).

The footwall dacite unit comprises in excess of 100 metres of drab grey to white dacite tuff, tuffaceous wacke and mudstone. Dacitic volcanics are predominantly tuff and ash-flow tuff, with lesser volumes of lithic tuff and breccia. An important marker, the datum dacite member, comprises pink to green, fine grained, feldspar phyric tuff and lapilli breccia; it occurs near the top of the unit. The footwall dacite unit was assigned to the Lower Jurassic Mount Dilworth Formation (Hazelton Group) but recent interpretations suggest that it is a member of the Lower Jurassic Betty Creek Formation (Hazelton Group).

The rhyolite unit ranges from 30 to 110 metres thick and consists of grey to white aphyric breccia, tuff breccia, lapilli tuff, tuff and subordinate massive rhyolite. Thin intercalations of mudstone and waterlain tuff occur locally and provide markers. This unit is correlated with the Lower Jurassic Mount Dilworth Formation (Hazelton Group).

The contact unit consists of an areally restricted basal member of rhyolite-mudstone breccia (the "transition zone") that grades into a widespread upper member of carbonaceous mudstone. The entire contact unit ranges from less than 1 to more than 60 metres thick. The upper member is carbonaceous, pyritic and locally tuffaceous, laminated black mudstone. The contact unit can be correlated with the unnamed lower member of the Lower-Middle Jurassic Salmon River Formation (Hazelton Group). It is the host to most of the mineralization in the 21 zone (21A and 21B deposits) (Exploration in British Columbia 1989).

The hangingwall andesite unit is a flow and sill complex in excess of 150 metres thick. It consists of rusty brown weathering, light grey to dark green pillow breccias with subordinate massive flows, dikes or sills, and hyaloclastite horizons. Thin mudstone units occur as interflow sediments.

The upper sedimentary unit consists of a thick sequence of thin-bedded (turbiditic) siltstone, shale and fine sandstone. It includes strata of the lithologically similar Salmon River Formation (Hazelton Group) and Middle-Upper Jurassic Ashman Formation (Bowser Lake Group). The Salmon River Formation sediments are distinguished by the presence of volcanic material.

The major structure on the property is interpreted to be an asymmetric anticline which plunges gently to the northeast. The anticline is broken by a series of high-angle faults. Major faults strike north-northeast; minor ones north-northwest. Several northerly to northeasterly trending lineaments also traverse the property.

Many zones of mineralization have been recognized at Eskay Creek. These include the 5, 6, 10, 22, 23, 28 and Porphyry zones; Mackay and Emma adit areas; and the #1 to #5 bluffs. The 21 zone has undergone extensive exploration and underground development and represents a major portion of reserves at Eskay Creek. Two new zones, NEX and Hangingwall, were discovered in 1995.

The bulk of mineralization in the 21 zone occurs as a stratabound sheet within carbonaceous mudstones of the contact unit and underlying rhyolite breccia, beneath mostly barren andesite flows. In the north, sulphide layers also occur in the hangingwall andesite unit. As traced by diamond drilling the entire zone extends 1400 metres along strike, 250 metres downdip and is from 5 to 45 metres thick. It is open to the northeast and downdip.

Mineralization displays both lateral and vertical zoning. Antimony, arsenic and mercury-rich mineral assemblages in the south change to zinc, lead and copper-rich assemblages in the north. Vertical zoning is expressed as a systematic increase in gold, silver and base metal content up-section.

Based on mineral associations and continuity of grade, the 21 zone has been divided into two deposits: the 21A (formerly called the South zone) and the 21B (which includes the former Central and North zones, now linked by drilling). The deposits are separated by 140 metres of weak mineralization. Two new mineral zones, the 21C and Pumphouse, have recently been discovered. The 21C is centred about 450 metres due north of the 21A deposit. It is a discrete mineral zone 100 metres downdip from the 21B deposit and subparallel to it. The Pumphouse zone is located immediately northeast of Pumphouse Lake, east of the southern end of the 21B deposit.

Drilling in the 21A deposit area has outlined a mineralized zone approximately 280 metres long and up to 100 metres wide. Thickness is variable, averaging about 10 metres. The deposit is contained within the contact unit and underlying rhyolite unit. The deposit can be subdivided into an upper, stratabound zone of disseminated to near-massive stibnite and realgar within the contact unit, and a lower, stockwork zone of disseminated sphalerite, tetrahedrite and pyrite within the rhyolite unit. High-grade (> 15 grams per tonne) gold and silver mineralization occurs in variably sheared, carbonaceous mudstone and mudstone-rhyolite breccia. A diverse suite of metallic minerals has been identified.

Zones of nearly massive stibnite, realgar and orpiment pass along strike and downdip into disseminated domains where sulphides occur in veinlets, as feathery masses, or as heavy impregnations along shears or in the mudstone matrix. The breccia matrix is variably pyritic. Both breccia matrix and clasts contain needles of stibnite and arsenopyrite. Gold occurs as native gold, amalgam and possibly in mercurian wurtzite. Silver occurs as native silver, amalgam, tetrahedrite and unnamed silver-lead-arsenic-sulphur minerals.

Mineralization is associated with areas of intense alteration. Both members of the contact unit are overprinted with varying amounts of magnesian chlorite, muscovite, chalcedonic silica, calcite and dolomite; pyrobitumen is ubiquitous.

Disseminated to microfracture-filling mineralization in the rhyolite unit is characterized by low to moderate tenor gold (1-15 grams per tonne) and locally high silver, associated with base metal sulphides and minor to trace antimony, arsenic and mercury minerals. Tetrahedrite, pyrite, sphalerite and galena predominate, with minor aktashite and chalcopyrite. Realgar and orpiment are rare to nonexistent. Carbon and graphite are absent.

Beneath stratabound mineralization of the contact unit, the rhyolite unit is highly fractured and intensely altered. Fracturing, alteration intensity and metal tenor appear to increase toward the upper contact. Within 3 to 4 metres of the upper contact, rhyolite-hosted mineralization is characterized either by massive chlorite-gypsum-barite rock or by quartz-muscovite-sulphide breccia. Mineralization in the footwall dacite unit commonly occurs in the datum dacite member. It consists of semimassive to disseminated, crystalline pyrite, sphalerite, tetrahedrite, galena and chalcopyrite.

The 21B deposit is approximately 900 metres long, from 60 to 200 metres wide and locally in excess of 40 metres thick. It is displaced on the east by the northeast trending Pumphouse Creek fault and related north trending splays. The deposit is open to the northeast along strike, to the immediate east on fault-offset segments, and is partially open to the west at depth. It displays varied styles of mineralization and alteration.

The southernmost 600 metres of the 21B deposit (the former Central zone) is characterized by stratabound and stratiform high-grade gold and silver-bearing base metal sulphide layers. Banded sulphide mineralization occurs in carbonaceous and tuffaceous mudstones of the contact unit. Sulphides form disseminated, semimassive and massive laminae and bands, up to 12 metres thick, that appear to parallel bedding in the mudstones. In approximate order of abundance sulphide minerals include amber sphalerite, tetrahedrite, boulangerite and bournonite with minor pyrite and galena. Gold and silver occur as 5 to 80-micron grains of electrum within fractured sphalerite, commonly in contact with galena. Realgar and stibnite are absent. Gangue minerals include magnesian chlorite, muscovite and quartz with lesser amounts of dolomite and calcite.

Peripheral to and beneath banded sulphide mineralization are areas of microfracture veinlets and disseminations of tetrahedrite, pyrite and minor boulangerite. Gangue minerals include magnesian chlorite, muscovite, potassium feldspar and calcite. Footwall, rhyolite-hosted stockwork mineralization is volumetrically insignificant in comparison with either the 21A deposit or the northern 21B deposit.

In contrast, the northern 300 metres of the 21B deposit (the former North zone) exhibits considerable geological and structural complexity. Although hostrock stratigraphy is similar to that found to the south, mineralization occurs at several different stratigraphic levels. Gold, silver and base metal-rich lenses occur in hangingwall unit interflow mudstones as well as in the contact unit mudstone and underlying rhyolite unit breccias. Very high grade mineralization occurs deeper in the rhyolite unit in association with crosscutting zones of fracture-related alteration. The mineralized zone is thick and cut by zones of strong shearing.

Hangingwall mineralization is hosted by two mudstone beds near the base of the hangingwall andesite unit and is associated with pervasive chlorite alteration and locally heavy barite. Near-massive dark sphalerite, galena and tetrahedrite with lesser amounts of pyrite and chalcopyrite occur as two partially stacked lenses.

Mineralization in the contact unit is dominantly comprised of sphalerite, tetrahedrite and possibly boulangerite with varying amounts of galena and chalcopyrite. Alteration minerals are again chlorite, muscovite, quartz and calcite. Mineralized textures vary from crudely banded massive sulphides to thick and thin sulphide bands intercalated with mudstone.

Crosscutting mineralization in the contact and rhyolite units occurs as siliceous (quartz-healed) and carbonate-rich breccias with anastomosing, crustiform veinlets and disseminations of coarse- grained iron-rich sphalerite, fine-grained pyrite, with minor galena, chalcopyrite and tetrahedrite group minerals. Gold occurs as spectacular films, wires or blebs associated with fractured sphalerite.

Lead isotope analyses of galena samples collected from Eskay Creek veins and massive sulphide lenses coincide with early Jurassic lead ratios from the Kitsault, Stewart, Sulphurets and Iskut mining camps. Isotopic data are taken to indicate a widespread, early Jurassic mineralizing event. The Eskay Creek deposits are also products of this event (Exploration in British Columbia 1989).

The 21 zone mineralization is unusual. There is a close spatial, and apparently temporal relationship between what conventional models describe as low-temperature epithermal and volcanogenic massive sulphide deposit types. Epithermal mineralization, characterized by gold, silver, arsenic, antimony and mercury mineral suites, forms massive and stratabound lodes as well as more usual crosscutting veins and disseminations. Massive sulphide mineralization show typical "syngenetic" ore textures but atypical mineralogy and precious metal enrichment.

In 1995 and 1996, drilling and underground exploration on the 21B zone have outlined proven and probable reserves of 1,090,000 tonnes grading 65.14 grams per tonne gold, 2949.0 grams per tonne silver, 5.6 per cent zinc and 0.77 per cent copper (Information Circular 1996-1, page 5). During 1994 the access road to the mine area was completed and construction of minesite facilities was completed by fall. The first shipment of ore started January 1995, two years after application to the provincial government for a Mine Development Certificate. The direct shipping ore was crushed and blended at the mine and then moved by rail from Kitwanga to Noranda's Horne smelter in Quebec, and by sea from Stewart to Dowa Mining's smelter in Japan. At a daily mining rate of 245 tonnes, annual production is estimated at 6220 kilograms of gold and 283,000 kilograms of silver, together with copper and zinc. The operating cost is forecast to be US$187 per ounce gold equivalent.. Eskay Creek will become the fourth largest silver producer in the world. Zinc will be recovered using the solvent extraction - electrowinning method (Information Circular 1995-1, pages 9-10).

Late in 1995, the NEX zone was calculated to contain 205,911 tonnes grading 30.1 grams per tonne gold and 1926.5 grams per tonne silver (T. Schroeter, personal communication, 1996).

Production at Eskay Creek Mine:

Year	Tonnes Mined	Ag (grams)	Au (grams)	Pb (kg)	Zn (kg)
1998	147,350	364,638,530	8,774,000		
1997	110,161	368,498,000	7,591,065		
1996	102,395	369,263,056	6,793,111		
1995	100,243	327,754,000	6,418,078		
1979	9	25,490	1,263	412	1,008
1971	2	7,435	9	29	43
TOTAL	460,160	1,430,186,511	29,577,526	441	1,051

In 1996, reserves were 1.08 million tonnes at 65.5 grams per tonne gold, 2930 grams per tonne silver, 0.77 per cent copper and 5.6 per cent zinc (Exploration in BC 1996, page B5).

As of January 1, 1997, proven and probable reserves at Eskay Creek were estimated at 1,267,340 tonnes grading 59.38 grams per tonne gold and 2718.86 grams per tonne silver. Geological resources at January 1, 1997 were 252,200 tonnes grading 18.55 grams per tonne gold and 1083.43 grams per tonne silver (George Cross News Letter No. 25 (February 5), 1997).

As of January 1, 1998, proven and probable reserves were 1,356,240 tonnes grading 58.05 grams per tonne gold and 2684.57 grams per tonne silver. Geological resources (mineralized material) were 336,565 tonnes grading 20.13 grams per tonne gold and 411.43 grams per tonne silver (Prime Resources Group Inc., Press Release, January 22, 1998).

The Eskay Creek property has a long history of intermittent exploration since its discovery and staking in 1932 by T.S. Mackay. Early work identified more than 30 distinct mineralized zones in upper Coulter and Eskay creeks along a line of gossanous bluffs that extends more than 7 kilometres. Earliest exploration focused on the southern part of this area where the Mackay adit was driven for 110 metres. The Mackay adit lies 9 kilometres southwest of the 21 zone. In the northern part, underground development at the Emma adit totalled 180 metres of drifting and crosscuts. The Emma adit lies 3 kilometres southwest of the 21 zone. Surface work included several thousand metres of diamond drilling, numerous trenches, pits and opencuts. In 1971, a 1.5-tonne sample of high-grade ore was extracted from trenches on the 22 zone, which lies 2 kilometres southwest of the 21 zone. In 1979, these trenches were mined to produce 8.75 tonnes of hand-cobbed ore (Exploration in British Columbia 1989). In 1996, surface and underground exploration diamond drilling totalled 36,576 metres.

In 1999, Eskay Creek was 100 per cent owned and operated by Homestake Canada Inc. following an amalgamation between Homestake and Prime Resources Group Inc.

Reserves on January 1, 1999 were 1,355,965 tonnes grading 57.7 grams per tonne gold and 2492.57 grams per tonne silver. Additional mineralized material were 453,600 tonnes grading 15.36 grams per tonne gold and 401.14 grams per tonne silver (Exploration in BC 1998, page 23 and www.homestake.com).

Drill targets in 1998 included 21C, a rod-shaped pyritic zone within footwall rhyolite. It reaches the surface at the original 21 zone trenches excavated

in the 1930s (near the 21A deposit) and plunges gently northward for 900 metres, passing below and 200 metres downdip of the 21B deposit to its truncation by the Argillite Creek fault. Based on 1998 drilling the 21C zone is estimated to contain 303,000 tonnes of milling ore at a grade of 16.4 grams per tonne gold and 72 grams per tonne silver, with very low levels of deleterious elements (Exploration in BC 1998, page 23).

Barrick Gold Corporation acquired 100 per cent interest in the mine through the December 2001 merger with Homestake.

For the year ended December 31, 2002 the proven and probable reserve was 1,229,995 tonnes ore grading 34.22 grams per tonne gold and the resource was 435,448 tonnes ore grading 15.15 grams per tonne gold (WWW http://www.barrick.com/, December 29, 2003).

In 2003, Barrick continued to develop new ore zones at the mine. A spiral ramp system was advanced to access ore at the deepest levels in the NEX trend, which plunges north at about 55 degrees. Production began late in the year from a new stope in the 44 zone, some 300 metres below surface. Fill-in drilling of the Water Tower zone, a footwall zone similar to 21C, found erratic gold grades and assessment of the zone continues. Exploration at Eskay Creek made use of 35,500 metres of surface and underground diamond drilling. The main focus of the 71-hole surface program was the 22 zone, situated 2 km south of the mine site. Drilling also expanded known resources in the 21C, 21A and 21E zones. At the northern end of the deposit, deeper holes tested the area down plunge from the NEX and Hangingwall zones.

In 2004, Barrick Gold Corporation completed 18,055 meters of drilling in 54 holes in exploration around the mine. Exploration was carried out mainly on the Deep Adrian and 22 zone areas, to the north and south of the existing mine workings, respectively. Current mine life is estimated to extend until 2008.

Before the end of 2005, the mine was forecast to produce 5,500 kilograms of gold and 290,000 kilograms of silver for the year. Since start-up in 1995 ore grade has diminished and at the beginning of 2005 the average reserve grade was 36 grams per tonne gold and 1600 grams per tonne silver (Exploration and Mining in BC 2005, page 22). In 2005, a comprehensive geologic review identified targets that were tested by approximately 16,000 metres of drilling from mine workings.

Mining was completed at Eskay Creek in March 2008, with processing of stockpiled ore expected to continue for a short time, at which point the mine will be closed and reclaimed. Since start-up in 1995 Eskay Creek has produced more than 100 tonnes of gold and 5000 tonnes of silver.

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#149(Aug.3),#153(Aug.10),#157(Aug.16),#158(Aug.17),#161(Aug.22),
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#242(Dec.17),#21(Jan.30),#111(June 10),#128(Jul.4),#132(Jul.10),
#138(Jul.18),#145(Jul.29),#147(Jul.31),#164(Aug.26),#188(Sept.30),
#229(Nov.28), 1991; #24(Feb.4), #100 (May 25),#106(June 2), 1992;
#30(Feb.12), #148(Aug.1), 1997; #18 (Jan.27), #36(Feb.20), #50
(Mar.12), #80(Apr.27), #143(July 27), #207(Oct.28), 1998

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Feb.27, May 15, June 26, Aug.21, Nov.6,13, 1995; Jan.1, Feb.5,
Mar.4, May 20, Aug.12, Dec.23, 1996; Feb.17, Mar.10, Oct.27, 1997;
Feb.2, Mar.2, May 4, June 1,8, Aug.3, Sept.21, Dec.7, 1998;
Aug.16, 1999; Nov.11, 2000; Feb.18, Oct.7, 2002

N MINER MAG Sept., Dec., 1990

NW PROSP March/April, Sept./Oct., Nov./Dec., 1989

PR REL Prime Resources Group Inc., Jan.22, Feb.19, Apr.24, July 24,
1998; Homestake Mining Company, June 18, July 27, 1999; Oct.31, 2001

V STOCKWATCH Jan.20,26, 1989; Feb.16, 1990
W MINER Vol.26, p.44, Aug., 1953
WWW http://www.barrick.com; http://www.infomine.com/index/
Donnelly, D.A. (1976): Study of the Volcanic Stratigraphy and Volcanogenic Mineralization on the Kay claim group, Northwestern British Columbia, Unpublished B.Sc. Thesis, University of British Columbia, 61 pages
Equity Preservation Corp. Stewart-Sulphurets-Iskut Compilation, Dec. 1988, Showing No. B34
Gunning, M.H. (1986): Late Triassic to Middle Jurassic (Norian to Oxfordian) Volcanic and Sedimentary Stratigraphy and Structure in the Southeastern part of the Iskut map sheet, North-Central British Columbia, Unpublished B.Sc. Thesis, University of British Columbia, 85 pages
Times Colonist Sept.6, 1989
Vancouver Sun Jan.14, 1989

Date Coded:	1985/07/24	**Coded By:**	BC Geological Survey (BCGS)	**Field Check:**	N
Date Revised:	2008/09/08	**Revised By:**	Sarah Meredith-Jones(SMJ)	**Field Check:**	Y